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                                                                   Exhibit 10.36


November 29, 2001


Stephen Oldfield

Dear Stephen:

Molecular Devices Corporation is pleased to confirm your promotion to the salaried, exempt position of Vice President of Worldwide Marketing. In this position you will report directly to me and be a member of the Leadership Team.

Your based salary will be $13,333.33 per month ($160,000 per annum) payable semi-monthly on the 15th and last day of each month. As a member of the management staff, you will be eligible to participate in the 2002 MDC Executive Bonus Plan (bonus at Plan 40%).

Stephen, congratulations on your promotion. I look forward to working with you in your new role and the contribution you can make to MDC's success.

Sincerely,

MOLECULAR DEVICES CORPORATION

/s/ Joseph D. Keegan

Joseph D. Keegan
President and Chief Executive Officer